EXHIBIT 3.1

                     CERTIFICATE OF DESIGNATIONS TO CREATE A
                           CLASS OF SERIES A PREFERRED
                       STOCK FOR RELIV INTERNATIONAL, INC.

      Pursuant to the authority vested in the Board of Directors of Reliv International, Inc. (the "Corporation") by (i) Section 151 of Delaware General Corporation Law ("DGCL") and (ii) Article IV of the Corporation's Certificate of Incorporation, as amended April 12, 1999, a series of preferred stock of the Corporation is hereby created out of the authorized and unissued shares of the Corporation's capital stock, such series to be designated Series A Preferred Stock (the "Preferred Stock"). The number of shares of Preferred Stock created and designated in this Certificate of Designations is Two Hundred Ten Thousand (210,000) and said shares shall have a par value of $0.001 per share. The powers, designations, preferences and relative and other rights, and the qualifications, limitations and restrictions of said Preferred Stock are contained in a resolution of the Corporation's Board of Directors, which was adopted on March 20, 2003, and which states as follows:

      RESOLVED, that the Corporation is authorized to issue up to 210,000 shares of Preferred Stock in a private placement thereof, said offered stock to be classified as Series A Preferred Stock (the "Series A Preferred Stock");

      RESOLVED FURTHER, the Corporation is authorized to issue and deliver such shares of Series A Preferred Stock to Robert L. Montgomery, David G. Kreher and Stephen M. Merrick, each officers and directors of this Corporation, at the price of $10.00 per share, in such amounts as each of them shall subscribe for the purchase thereof;

      RESOLVED FURTHER, that the authorization of the issuance and sale of shares of Series A Preferred Stock to the foregoing individuals is authorized and approved by a unanimous approval of the members of the Board of Directors of this Corporation, excluding each of such individuals who have abstained from the consideration or vote with respect to such matter, and further has been determined by such members of the Board of Directors to be fair to this Corporation and in the best interests of this Corporation;

      RESOLVED FURTHER, that the powers, rights, preferences, restrictions and terms of the Series A Preferred Stock shall be as follow

      1. Dividends

            1.01 Preferred Stock Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends per share at the rate per annum of six percent (6%), on the Purchase Price per share, payable out of funds legally available therefore. The "Purchase Price" shall mean the amount per share actually paid by the purchaser thereof for the purchase of shares of the Series A Preferred Stock when issued. Such dividends shall be payable only when, as, and if declared by the Board of Directors.

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      Such dividends shall accrue from day to day whether or not earned or declared. If declared, all dividends which shall have accrued shall be payable on the first day of March, June, September and December for so long as any shares of the Preferred Stock shall remain outstanding. If at any time the Corporation shall pay less than the total amount of dividends due on outstanding Series A Preferred Stock at the time of the payment, such payment shall be distributed among the holders of the Series A Preferred Stock so that an equal amount shall be paid with respect to each outstanding share of Series A Preferred Stock.

            1.02 Dividends Cumulative. Dividends on each share of the Series A Preferred Stock shall be cumulative from the date of issuance of such share, whether or not at the time such dividend shall accrue or become due or at any other time there shall be profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall accrue on each share of Series A Preferred Stock from and including the date of issuance of such share to and including the date upon which the holder of such share shall have converted such share to Common stock in accordance with Section 4 hereof or such share shall have been purchased and redeemed by the Corporation.

            1.03 Restriction on Common Stock Dividends. So long as any dividends due with respect to the Series A Preferred Stock shall remain unpaid, no dividends whatsoever shall be declared or paid upon, nor shall any distribution be made upon or with respect to, any shares of Common Stock.

      2. Liquidation.

            2.01 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount in cash per share equal to the Liquidating Value. No distribution shall be made on any Common Stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation unless each holder shall have received the full amount of the Liquidating Value with respect to all shares of Series A Preferred Stock held by such holder. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.01.

            2.02 Liquidating Value. The Liquidating Value with respect to each share of Series A Preferred Stock outstanding shall be the sum of (i) the Purchase Price and (ii) all unpaid dividends accrued thereon to the date of final distribution.


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            2.03 Allocation of Liquidation Payments. If upon any dissolution, liquidation (whether complete or partial), or winding up of the Corporation, the assets of the Corporation available for distribution to the stockholders shall be insufficient to pay to the holders of outstanding Series A Preferred Stock the full amount to which they shall be entitled pursuant to Section 2.01 hereof, each holder of Series A Preferred Stock shall be entitled to receive an amount equal to the product derived by multiplying the total amount available for distribution by a fraction the numerator of which shall be the number of shares of Series A Preferred Stock held by such person and the denominator of which the total number of shares of Series A Preferred Stock then outstanding.

            3. Voting Rights. The Series A Preferred Stock shall be non-voting

            4. Conversion Rights.

            4.01 Conversion Rights and Procedure.

            (a) Right of Conversion. On and after January 1, 2006, each holder of shares of Series A Preferred Stock shall be entitled to exercise all or a portion of the conversion rights provided herein at any time or from time to time.

            (b) Rate of Conversion. Upon exercise of the right of conversion hereunder with respect to shares of Series A Preferred Stock, the holder thereof shall be entitled to receive that number of shares of Common Stock determined by dividing the Conversion Value per share of a share of Series A Preferred Stock multiplied by the number of shares of Series A Preferred Stock converted by the Conversion Price of the Common Stock. The "Conversion Value" per share of each share of Preferred Stock shall be the Purchase Price of such share. Subject to adjustment as provided in Section 4.02, the "Conversion Price" per share of Common Stock shall be the price of the last trade on the NASDAQ Stock Market for the Common Stock of the Company on the date that the shares of Series A Preferred Stock, as to which the right of conversion shall be exercised, were issued. The shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock as provided herein are referred to herein as "Conversion Shares."

            (c) Method of Conversion. A holder of shares of Series A Preferred Stock shall exercise such holder's conversion rights hereunder by (i) delivering or mailing to the Corporation, by certified or registered mail, return receipt requested, a written notice stating such holder's intention to exercise such rights and specifying the number of shares of Series A Preferred Stock as to which the conversion right is exercised and (ii) accompanying such notice with a certificate or certificates representing such shares duly endorsed in blank or accompanied with a stock power duly endorsed in blank. Subject to the right of the Corporation to redeem the shares of Series A Preferred Stock as to which the holder shall seek conversion, the right of exercise shall be deemed to have been exercised 30 days from the date that such notice shall be delivered to the Corporation or mailed in accordance with this section ("Exercise Time").


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            (d) Right of Redemption. Notwithstanding the delivery of a notice by a holder to convert shares of Series A Preferred Stock held by such holder, the Corporation shall have the right to redeem all of the shares of such holder as to which the holder shall have given notice of conversion, by giving notice to such holder of the Corporation's intention to redeem such shares within 30 days after the date the holder shall have given notice of the holder's intention to convert such shares to Common Stock. In the event that the Corporation shall give such notice and effect the redemption of such shares of Series A Preferred Stock, such shares shall not be converted to Common Stock, but shall be redeemed. The redemption of such shares of Series A Preferred Stock shall be in accordance with Section 5 hereof; provided that the Corporation shall be entitled to redeem solely those shares of Series A Preferred Stock as to which a notice of conversion has been given and shall not be obligated to allocate the redemption among the holders of Series A Preferred Stock.

            (d) Delivery of Certificates. Certificates for Conversion Shares shall be delivered to the holder named therein within 15 days after the Exercise Time. Unless all of the Series A Preferred Stock evidenced by the certificate delivered to the Corporation shall have been converted or redeemed, the Corporation shall within such 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series A Preferred Stock formerly represented by the certificate which shall not have been converted or redeemed and shall within the said 15 day period deliver such certificate to the person designated as the holder thereof.

            (e) The Corporation covenants and agrees that:

                  (i) At all times during which any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall reserve and maintain a sufficient number of authorized and unissued shares of Common Stock sufficient to issue shares of Common Stock upon conversion of all of the then issued and outstanding Series A Preferred Stock, including additional shares which may become issuable by reason of an adjustment in the conversion rate pursuant to Section 4.02 hereof. The Corporation shall not issue any shares of Common Stock if, after the issuance thereof, the number of authorized and unissued shares of Common Stock would then be insufficient to issue shares of Common Stock to holders of the then issued and outstanding Series A Preferred Stock if all of such holders were to exercise their rights of conversion hereunder;

                  (ii) The Conversion Shares issuable upon any conversion of any shares of Series A Preferred Stock shall be deemed to have been issued to the person exercising such conversion privilege at the Exercise Time, and the person exercising such conversion privilege shall be deemed for all purposes to have become the record holder of such Common Stock shares at the Exercise Time.


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

                  (iii) All Conversion Shares which may be issued upon any conversion of any shares of Series A Preferred Stock will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

            4.02 Anti-dilution Provisions.

            (a) Anti-dilution; Initial Conversion Price. In order to prevent dilution of the rights granted hereunder, the Conversion Price per share of Common Stock and the number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon exercise of the conversion rights herein shall be subject to adjustment from time to time in accordance with this Section 4.02. For purposes of this section the initial Conversion Price of each share of Common Stock shall be as set forth in Section 4.01(b) hereof. The Conversion Price per share of Common Stock shall be the initial Conversion Price, as adjusted from time to time pursuant to the provisions of this Section 4.02.

            (b) Adjustment of Conversion Price; Resulting Adjustment of Number of Shares of Common Stock Upon Conversion. The initial Conversion Price per share of Common Stock shall be subject to adjustment from time to time as hereinafter provided (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the "Conversion Price"). Upon each adjustment of the Conversion Price, the holder of shares of Series A Preferred Stock shall be entitled to receive upon exercise of the conversion rights provided herein, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock converted by the Conversion Value per share of Series A Preferred Stock and dividing the product thereof by the Conversion Price resulting from such adjustment.

            (c) Adjustment of Conversion Price for Stock Dividend, Stock Split, Consolidation or Recapitalization If the Company increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of
      (i) the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock, (ii) a forward or reverse stock split or other subdivision of shares, (iii) a consolidation or combination involving its Common Stock, or (iv) a reclassification or recapitalization involving its Common Stock, then the Conversion Price in effect at the time of such action and the number of Conversion Shares to be received by a holder of the Series A Preferred Stock shall be proportionately adjusted so that the numbers, rights, and privileges relating to the Conversion Shares to be received upon conversion shall be increased, decreased or changed in like manner, for the same aggregate Conversion Value, as if the Conversion Shares which would have been issued upon conversion immediately prior to the event at issue had been issued, outstanding, fully paid and nonassessable at the time of that event. As an example, if the Company were to declare a two-for-one forward stock split or a 100 percent stock dividend, then the number of Conversion Shares to be issued on conversion would be doubled and the Conversion Price would be reduced by 50 percent.


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      These adjustments are intended to result in the rights of a holder of
      Series A Preferred Stock not being diluted by the stock split or stock dividend and the holder paying the same aggregate Conversion Value.

      5. Redemption.

            5.01 Right to Redeem. The Corporation shall have the right, at any time or from time to time, to redeem all or any part of the then outstanding shares of Series A Preferred Stock expressed by resolution of its Board of Directors, in the manner prescribed in this Section 5, provided that in (i) any single redemption, the Corporation shall redeem not less than 10,000 shares of Series A Preferred Stock and (ii) the Corporation shall not be entitled to redeem shares of Series A Preferred Stock unless at or prior to the Redemption Date the Corporation shall have paid to all holders of Series A Preferred Stock all dividends on the Series A Preferred Stock accrued to the last day of the calendar quarter immediately preceding the Redemption Date.

            5.02 Redemption Notice. Before making any redemption of Preferred Stock hereunder, the Corporation shall mail by certified or registered mail, return receipt requested, to each record holder of any Series A Preferred Stock at the address shown on the Corporation's records, a written notice ('Redemption Notice") stating: (i) the number of shares of Series A Preferred Stock held by record by such holder which the Corporation proposes to redeem, (ii) the date (herein called the "Redemption Date") on which the Corporation proposes to pay the Redemption Price for the shares to be redeemed, (iii) the Redemption Price which is to be paid for each share repurchased; and (iv) the place at which the shares to be redeemed may be surrendered in exchange for the Redemption Price for such shares. Upon the mailing of a Redemption Notice, subject to the right of the holder to convert the shares to be redeemed to Common Stock as provided herein, the Corporation shall have the right, and shall become obligated, to redeem the Series A Preferred Stock specified in such notice on the date specified in such notice as the Redemption Date. Each Redemption Notice shall be mailed at least 35 days before the Redemption Date, provided that if the Corporation fails to pay the Redemption Price on such date, the Redemption Date shall be the date on which the Corporation actually pays the Redemption Price.

            5.03 Allocation of Redeemed Shares. With respect to any redemption, the Corporation shall designate, by resolution of its Board of Directors, the aggregate number of shares of Series A Preferred Stock to be redeemed. The number of shares of Series A Preferred Stock to be redeemed from each holder thereof in any redemption shall be determined by multiplying the aggregate number of shares of Series A Preferred Stock to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series A Preferred Stock held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.


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            5.04 Redemption Price.

            (a) For each share of Series A Preferred Stock which shall be redeemed by the Corporation at any time, the Corporation shall be obligated to pay to the holder of such share an amount (herein called the "Redemption Price") equal to the Purchase Price of such share. The Corporation shall be obligated to pay on any Redemption Date both the Redemption Price for each share redeemed and all dividends which shall have accrued (computed on a daily basis) on each share redeemed to and including the Redemption Date and which shall not previously have been paid. Such payments which the Corporation shall be obligated to make on any Redemption Date shall be deemed to become "due" for all purposes of this Section regardless of whether the Corporation shall be able or legally permitted to make such payments on the Redemption Date.

            (b) Each holder of Series A Preferred Stock shall be entitled to receive on or at any time after the Redemption Date the full Redemption Price, plus accrued dividends, for each share of Series A Preferred Stock held by such holder which the Corporation shall be obligated to redeem on such Redemption Date upon surrender by such holder at the Corporation's principal office of the certificate representing such share duly endorsed in blank or accompanied by appropriate form of assignment duly endorsed in blank. After payment by the Corporation of the full Redemption price for any share of Series A Preferred Stock redeemed, plus accrued dividends thereon, all rights of the holder of such share shall (whether or note the certificate representing such share shall have been surrendered for cancellation) cease and terminate with respect to such share.

      RESOLVED FURTHER, that the Corporation is not permitted to authorize or issue shares of its capital stock with rights more preferential than those held by holders of Series A Preferred Stock while any shares thereof shall remain outstanding;

      RESOLVED FURTHER, that the Corporation shall at all times have a sufficient number of shares of Common Stock authorized for issue in the event that the shares of Series A Preferred Stock are to be converted;

      RESOLVED FURTHER, that the shares of Series A Preferred Stock shall have no preemptive or other subscription rights;

      RESOLVED FURTHER, that the officers of the Corporation are hereby authorized to take all necessary and required action to effectuate the foregoing.

                                       EXECUTED AND ACKNOWLEDGED


                                   By:    /s/ Stephen M. Merrick
                                       -----------------------------------------
                                       Stephen M. Merrick, Senior Vice President


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